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                                                                  EXHIBIT 10.133

                      ASSET PURCHASE AND SALE AGREEMENT

                                    among

                                 ECOGEN INC.,

                               ECOGEN-BIO INC.

                                     and

                          SCENTRY BIOLOGICALS, INC.











                                                            April 28, 1998



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                      ASSET PURCHASE AND SALE AGREEMENT


            This Asset Purchase and Sale Agreement ("Agreement") is dated as of April 28, 1998 by and among Ecogen Inc., a Delaware corporation ("Ecogen"), Ecogen-Bio Inc., a Delaware corporation ("Ecogen-Bio"), and Scentry Biologicals, Inc., a Delaware corporation ("Purchaser"). Ecogen and Ecogen-Bio are hereinafter collectively referred to as "Seller".

            Seller is engaged, among other things, in the business of developing, manufacturing and selling agricultural pest control products based upon pheromone, honeybee attractant, insect trap and lure, and insect
feeding stimulant technologies (the "Business").   Seller desires to sell to
Purchaser, and Purchaser desires to purchase from Seller, certain of the assets of Seller that are primarily used in the conduct of the Business.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:


                                  ARTICLE I

                         PURCHASE AND SALE OF ASSETS

            1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1) Seller shall sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase and accept, the Acquired Assets (as defined in Section 1.2).

            1.2   Acquired Assets.  "Acquired Assets" means, subject to
Section 1.3, the following properties, assets and rights of Seller, to the extent they are in existence on the Closing Date and primarily used in connection with the Business:

                  (a) All raw materials (including packaging materials), works-in-process and finished goods inventories of the Business in existence as of the Closing Date (the "Closing Date Inventory"). A list of such inventory as of January 31, 1998 (the "Base Inventory") is set forth in Schedule 1.2(a);

                  (b) All customer lists, supplier list, customer records, advertising and promotional literature of the Business (collectively, the "Marketing Assets"); provided, however, Seller may retain copies of existing promotional literature relating to BeeScent Attractant, NoMate BHF or NoMate LRX.


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                  (c)   All U.S. and foreign patents, trademarks and trade
      names identified in Schedule 1.2(c) (the "Intangible Assets");

                  (d) All fixed assets, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment and supplies of the Business identified in Schedule 1.2(d);

                  (e) All transferable rights relating to the Business under the contracts, leases and other agreements identified in Schedule 1.2(e) (the "Contracts");

                  (f) All transferable rights under all customer orders in existence as of the Closing Date (the "Customer Orders"); and

                  (g) All transferable rights to the U.S. and foreign product registrations identified in Schedule 1.2(g) (the "Product Registrations") and all records and other documentation relating thereto.

            1.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the following:

                  (a) Cash, cash equivalents, bank deposits, trade receivables and other accounts receivable including, but not limited to, the items identified on Schedule 1.3(a);

                  (b) The packaging equipment, ribbon blender, inventory and other items located at the Business facility in Billings, Montana but not used primarily in the Business which are listed in Schedule 1.3(b) (the "Non-Business Assets"); and

                  (c)   All rights to the trade name or trademark "Ecogen".

            1.4 Assumption of Obligations. Purchaser shall assume and timely pay, perform and satisfy the liabilities identified below. For purposes of this Agreement, the term "Assumed Liabilities" shall mean the liabilities identified in Paragraphs 1.4(a) and 1.4(b), as such liabilities exist on the Closing Date and the term "Estimated Assumed Liabilities" shall mean the liabilities identified in Paragraphs 1.4(a) and 1.4(b) as such liabilities exist on April 10, 1998. Notwithstanding anything herein to the contrary, except to the extent specifically provided in this Agreement, Purchaser shall not assume and shall not be liable for any claims, obligations or liabilities of Seller, Seller's affiliates or the Business of any nature whatsoever, relating to the period prior to Closing, all of which shall be retained by Seller.

                  (a) All trade accounts payable arising in the ordinary course of business of the Business prior to Closing and reflected on the books and records

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      of the Business as of the Closing Date that are payable to vendors or suppliers providing services or materials to Ecogen that relate solely to the Business. A list of all such trade accounts as of April 28, 1998 is set forth in Schedule 1.4(a);

                  (b) All customer promotion allowances, royalties and other obligations which were incurred in the ordinary course of business of the Business prior to Closing and are reflected on the books and records of the Business as of the Closing Date. A list of all such allowances, royalties and obligations as of April 28, 1998 is set forth in Schedule 1.4(b);

                  (c) All liabilities and obligations relating to the Customer Orders; and

                  (d) All liabilities and obligations relating to the Contracts not due and payable prior to the Closing Date.

            1.5 Payment at Closing. In consideration for the Acquired Assets and the covenants of Seller contained in this Agreement, Purchaser shall pay to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller the amount of $2,400,000 less the amount of the Estimated Assumed Liabilities.

            1.6 Adjustment to the Amount of Assumed Liabilities. Within seven days after the Closing, Purchaser will deliver to Seller a proposed reconciliation between the Estimated Assumed Liabilities and the Assumed Liabilities proposed by Purchaser. Purchaser and Seller shall then cooperate to promptly determine the actual amount of Assumed Liabilities. The difference between the Estimated Assumed Liabilities and the Assumed Liabilities shall be paid by Seller to Purchaser or by Purchaser to Seller (as appropriate) by check delivered to the recipient thereof within seven days after the determination of such difference.

            1.7 Inventory Adjustment. The purchase price paid at Closing shall be adjusted on a dollar-for-dollar basis to reflect the change in the physical count between the Base Inventory and the Closing Date Inventory.
For purposes of this Agreement, the dollar value of the Base Inventory is deemed to be $2,292,633 (the "Base Inventory Amount"). In the event that the Closing Date Inventory Amount (as defined below) is greater than the Base Inventory Amount, Purchaser, within five days after the determination of the Closing Date Inventory Amount, shall pay to Seller the difference between the Closing Date Inventory Amount and the Base Inventory Amount by wire transfer of immediately available funds to an account designated by Seller. In the event that the Closing Date Inventory Amount is less than the Base Inventory Amount, Seller, within five days after the determination of the Closing Date Inventory Amount, shall pay Purchaser the difference between the Base Inventory Amount and the Closing Date Inventory Amount by wire transfer of immediately available funds to an account designated by Purchaser.

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            The Closing Date Inventory Amount shall be determined by the parties as soon as practicable after the Closing. The Closing Date Inventory Amount shall be based on a physical count of inventory actually existing as of the Closing and such inventory shall be valued at the various specific cost factors used to determine the Base Inventory Amount being set forth in
Schedule 1.2(a). There shall be no consideration of the salability, obsolescence or other factors upon which an inventory reserve may be calculated. The Closing Date Inventory Amount shall be based solely on the existence of inventory items as of the Closing valued at the same specific cost factor used to determine the Base Inventory Amount.

            Within five days after the Closing Date one or more representatives of Purchaser and one or more representatives of Seller shall together conduct a physical count of the existence of inventory as of the Closing. Within three days after the conclusion of such physical count, Seller shall deliver to Purchaser a proposed reconciliation between the Base Inventory Amount and the Closing Date Inventory Amount. Purchaser and Seller shall then cooperate to promptly determine the Closing Date Inventory Amount which shall be calculated by multiplying the number of units of each inventory item in existence as of the Closing by the specific cost factor used for such inventory item in determining the Base Inventory Amount.

            1.8 NO WARRANTIES. NOTWITHSTANDING ANYTHING CONTAINED IN ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR SUITABILITY AS TO ANY OF THE ACQUIRED ASSETS. THE ACQUIRED ASSETS ARE BEING SOLD, CONVEYED, TRANSFERRED OR ASSIGNED BY SELLER AND ARE BEING PURCHASED AND ACCEPTED BY PURCHASER ON AN "AS IS, WHERE IS" BASIS.


                                  ARTICLE II

                                 THE CLOSING

            2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDonald, Hopkins, Burke & Haber, Cleveland, Ohio at 10:00 a.m., local time, on April 30, 1998 or at such other time, date and place as shall be agreed in writing by the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

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            2.2   Procedures at Closing. At the Closing, the parties agree to take the following actions in the order listed below (provided, however, that upon their completion all such actions shall be deemed to have occurred simultaneously):

                  (a) Seller shall deliver to Purchaser the certificate required by Section 6.1;

                  (b) Purchaser shall deliver to Seller the certificate required by Section 6.2;

                  (c)   Purchaser shall transfer the funds as required by
      Section 1.5 and Seller shall receive such funds;

                  (d) Seller shall deliver to Purchaser a duly executed Bill of Sale and Assignment, substantially in the form of Exhibit A;

                  (e) Purchaser and Seller shall each execute and deliver to the other the Assumption Agreement substantially in the form of Exhibit B;

                  (f) Purchaser and Ecogen shall each execute and deliver to the other the Distribution Agreement substantially in the form of Exhibit C; and

                  (g) Purchaser and Ecogen shall each execute and deliver the Ancillary Agreement substantially in the form of Exhibit D and shall take the actions required by the Ancillary Agreement to be performed at the Closing.


                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Representations and Warranties of the Seller. Seller represents and warrants to the Purchaser as follows:.

            3.1 Corporate Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            3.2 Authorization. Each Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other documents delivered in connection with this Agreement, to sell, transfer, convey and assign the Acquired Assets to Purchaser, to execute, deliver and perform the Distribution Agreement and to consummate the other transactions
contemplated hereby.   This Agreement and the other documents delivered in
connection with this Agreement, have been duly and

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validly executed and delivered by Seller, and this Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

            3.3 No Violations. Except with respect to the contracts, leases and agreements identified in Schedule 3.3 for which the approval of a party to such contract, lease or agreement may be required for the transfer to Purchaser of Seller's rights under such contracts, leases and other agreements, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Seller; (ii) conflict with or violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Seller or by which any of its properties or assets may be bound; (iii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, excluding from the foregoing conflicts, violations, breaches and defaults which, individually and in the aggregate, would not have a material adverse effect on Seller or on the Business or on the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby.

            3.4 Ownership Interests. Except with respect to the Intangible Assets and the Contracts, Seller owns the Acquired Assets, free and clear of all liens, charges, encumbrances, security interests, options, restrictions on rights of disposition and claims or third party rights, other than as described in Schedule 3.4.

            3.5 Brokers or Finders. Seller represents that no agent, broker, investment banker or other firm or person has been retained by Seller or any affiliate of Seller in connection with any of the transactions contemplated by this Agreement.

            3.6 Litigation. To the Best Knowledge of Seller, there is no pending litigation, proceeding or governmental investigation to which Seller is a party that questions the validity or enforceability of the transactions contemplated by this Agreement, or which would have a material adverse effect on the Business.

            3.7 Intangible Assets. Except as described in Schedule 3.7 and to the Best Knowledge of Seller, Seller has the right to use the Intangible Assets, free and clear of all liens, security interests, encumbrances and other adverse claims. Except as described in Schedule 3.7, Seller has received no written notice from any third party claiming an interest in the Intangible Assets. To the Best Knowledge of Seller, all issued patents and registered trademarks listed in Schedule 3.7 have been validly issued and are in full force and effect. Except as described in Schedule 3.7, there have not been nor are there presently pending any claims, actions or judicial or other adversarial proceedings to which Seller is a party concerning the Intangible Assets. To

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the Best Knowledge of Seller, except as described in Schedule 3.7, Seller's use of the Intangible Assets has not and does not conflict with, infringe upon, or violate any patent or other proprietary or intellectual property right of any other person, and, to the Best Knowledge of Seller, Seller in operating the Business has not infringed and is not now infringing any patent or other proprietary right belonging to any other person.

            3.8 Taxes. Seller has prepared in compliance with all applicable laws and duly and timely filed or caused to be filed all material tax returns and reports relating to the Business and required to be filed by it with any governmental authority. All material taxes (including, without limitation, any and all interest and penalties) owed to any governmental authority by Seller for a period covered by such returns and reports, and all claims, demands, assessments, judgment, costs and expenses connected therewith, have been duly and timely paid in full. Seller has duly and timely paid in full all estimated tax payments and tax deposits. Nether Seller nor any person on behalf of Seller has executed or filed with any governmental authority any agreement extending the period for assessment or collection of any taxes.

            3.9 Customers of the Business. Except as set forth in Schedule 3.9, to the Best Knowledge of Seller, Seller has not received, since October 31, 1996, written notice from any customer of the Business accounting for at least ten percent of the aggregate annual sales revenue of the Business, that such customer will not continue to be a customer of the Business.

            3.10 Regulatory Compliance. Except as set forth in Schedule 3.10, to the Best Knowledge of Seller, Seller has not received, within the last twelve months prior to the date of this Agreement, written notice from any governmental authority that the Business has been or is now being conducted in violation of any applicable law, regulation or order, which violation would have a material adverse effect on the Business.

            3.11 Environmental Compliance. Except as set forth in Schedule 3.11, to the Best Knowledge of Seller, Seller has not received, within the last twelve months prior to the date of this Agreement, written notice from any governmental authority that the Business has been or is now being conducted in violation of any applicable environmental, land use or zoning law, regulation or order which violation would have a material adverse effect on the Business.

            3.12 Employee Benefits. Except as set forth in Schedule 3.12, the employee benefits that have been authorized by Seller that are available as of the date of this Agreement to employees of the Business are set forth in Seller's Human Resources Policies and Procedures Employee Handbook, a copy of which has been provided to Purchaser.


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                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller as follows:

            4.1   Corporate Organization.   Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            4.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and this Agreement constitutes the valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

            4.3 No Violations. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with or violate any provision of Purchaser's Certificate of Incorporation or its By-Laws;
(ii) conflict with or violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its respective properties or assets may be bound; or (iii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses conflicts, violations, breaches and defaults which, individually and in the aggregate, would not have a material adverse effect on Purchaser or on the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

            4.4 Brokers or Finders. Purchaser represents that, except for Laux & Company whose fees and commissions will be the exclusive responsibility of Purchaser, no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement as a result of any action of Purchaser.

            4.5 Litigation. Purchaser has no knowledge of any pending litigation, proceeding or governmental investigation to which Purchaser is a party that questions the validity or enforceability of the transactions contemplated by this Agreement, or which would have a material adverse effect on the Business.


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                                  ARTICLE V

                          COVENANTS PENDING CLOSING

            5.1 Covenants of Seller. Seller covenants and agree that, except as otherwise consented to by Purchaser, prior to the Closing:

                  (a) Seller shall carry on the Business and operate or use the Acquired Assets in the ordinary course of business or consistent with past practices;

                  (b) Seller shall use all reasonable efforts to cause the conditions specified in Section 6.2 to be satisfied as soon as practicable;

                  (c) Seller shall provide Purchaser, upon reasonable notice and at reasonable times, access to the properties and operations of the Business at the Business Facilities, provided, however, such access shall not disrupt the day-to-day operations of the Business;

                  (d) From time to time prior to the Closing, Seller shall deliver to Purchaser information concerning events subsequent to the date of this Agreement to supplement the Schedules hereto, in order to keep such information therein timely, complete and accurate and any covenant, representation or warranty affected thereby shall be deemed amended accordingly; and

                  (e) Seller shall, promptly upon Purchaser's request, provide Purchaser with such information and documentation concerning Seller as may be reasonably necessary for Purchaser to verify Seller's performance of and compliance with the representations, warranties, covenants and conditions made by Seller pursuant to this Agreement.

            5.2 Covenants of Purchaser. Purchaser covenants and agrees that, except as otherwise consented to by Seller, prior to the Closing:

                  (a) Purchaser shall use all reasonable efforts to cause the conditions specified in Section 6.1 to be satisfied as soon as practicable;

                  (b) Promptly upon the execution and delivery of this Agreement by the parties, Purchaser shall offer employment to each of the employees of Seller identified on Schedule 5.2(b) (the "Business Employees") by delivering to each Business Employee a written offer of employment as of the Closing Date substantially in the form attached hereto as Exhibit E, at no less than such Business Employee's base rate of compensation, with comparable

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      benefits, taken as a whole, to those provided by Seller. Purchaser shall recognize and credit for the benefit of each Business Employee, such employee's accrued and unused vacation and other benefits. Seller shall have the right to review and approve the form of written offers of employment to the Business Employees. Effective as of the Closing Date, Seller shall cease to employ, and Seller shall cease to provide, any employee benefits or compensation to the Business Employees;

                  (c) Purchaser shall, promptly upon Seller's request, provide Seller with such information and documentation concerning Purchaser as may be reasonably necessary for Seller to verify Purchaser's performance of and compliance with the representations, warranties, covenants and conditions made by Purchaser pursuant to this Agreement;

                  (d) Purchaser shall prior to the Closing cause Marketing Arm International, Inc. to fully pay to Seller all amounts owed to Seller for products of the Business delivered to Marketing Arm International, Inc. prior to the Closing and Purchaser shall prior to the Closing cause Marketing Arm International, Inc. to agree to terminate and to release Seller from any liabilities and obligations under the Distributor Agreement between Marketing Arm International, Inc. and Seller dated as of April 12, 1994.

                  (e) Purchaser shall prior to the Closing cause Yellowstone Resources to agree to terminate and to release Seller from any liabilities and obligations under the Lease between Yellowstone Resources and Seller dated September 16, 1992 as amended.


                                  ARTICLE VI

                            CONDITIONS TO CLOSING

            6.1 Conditions to Seller's Obligation to Close. The obligation of Seller to effect the Closing hereunder is subject to the satisfaction, at or prior to the Closing, of all of the following conditions (each of which is for the sole benefit of Seller and may be waived by Seller in its sole discretion):

                  (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date, and Seller shall have received a certificate signed by an authorized representative of Purchaser to such effect.

                  (b) Purchaser shall have performed all covenants and obligations required to be performed by it under this Agreement at or prior to

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      the Closing Date, and Seller shall have received a certificate signed by an authorized representative of Purchaser to such effect.

                  (c) All products and other items to be delivered under Contract No. 536395646 and Contract No. 546395737 (collectively, the "Designated USDA Contracts") between Seller and the United States Department of Agriculture ("USDA") have been shipped to the USDA and Purchaser shall have delivered to Seller a letter (reasonably acceptable to Seller) representing to Seller that the products and other items shipped to the USDA meet or exceed the specifications and other requirements of the Designated USDA Contracts and of the USDA.

            6.2 Conditions to Purchaser's Obligation to Close. The obligation of Purchaser to effect the Closing hereunder is subject to the satisfaction, at or prior to the Closing, of all of the following conditions (each of which is for the sole benefit of Purchaser and may be waived by Purchaser in its sole discretion):

                  (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized representative of Seller to such effect.

                  (b) Seller shall have performed all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized representative of Seller to such effect.


                                 ARTICLE VII

                            POST CLOSING COVENANTS

            7.1 Transition Services. For a period of ninety days after the Closing Date, Seller shall make available by telephone certain of Seller's employees to provide assistance to Purchaser with respect to questions Purchaser may have regarding employee benefits, customer billing, financial accounting, regulatory compliance and insurance. Purchaser shall reimburse Seller for all out-of-pocket expenses incurred by Seller in providing such assistance. Out-of-pocket expenses shall not include any allocation for salaries or wages of Seller's employees providing such assistance to
Purchaser.   Purchaser explicitly acknowledges that such assistance is being provided to Purchaser solely as an accommodation to Purchaser, that Seller is not making any representations or warranties regarding the value of such assistance to Purchaser and that Purchaser is solely responsible for the operation of the Business after Closing. Purchaser explicitly releases Seller from any liability and/or responsibility based upon

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any assistance provided to Purchaser under this Section 7.1 other than liability and responsibility resulting from Seller's intentional and malevolent misconduct.

            7.2 Use of Name Ecogen. Within five days after the Closing, Purchaser shall remove or otherwise permanently conceal all references to "Ecogen" on its products and in its product brochures, marketing literature and all other items (except to the extent approved in writing by Seller with respect to BeeScent, NoMate BHF and NoMate LRX) and shall remove all signage that refers to "Ecogen" at the Business Facilities. From and after the Closing, Purchaser shall not use any name, phrase or logo incorporating "Ecogen" or any other trademark of Seller not acquired under this Agreement without the prior written consent of Seller.

            7.3 Product Registrations. After the Closing, Seller shall use all reasonable efforts to transfer the Product Registrations to Purchaser provided, however, if Seller is not able to transfer one or more of the Product Registrations to Purchaser, Seller and Purchaser shall enter into a reasonable arrangement that shall be designed to provide to Purchaser the benefits of the Product Registrations, consideration for which shall be the purchase price recited in Section 1.5 hereof.

            7.4 Packing and Shipping of Non-Business Assets. Upon Seller's written request, Purchaser shall promptly pack and ship the Non-Business Assets to one or more destinations determined by Seller. Purchaser shall use all reasonable care in packing the Non-Business Assets for shipment and shall arrange for shipment of the Non-Business Assets as requested by Seller. All costs of insurance and carriage shall be the responsibility of Seller.
Seller explicitly acknowledges that such assistance is being provided to Seller solely as an accommodation to Seller and that Purchaser is not making any representations or warranties regarding the value of such assistance to Seller. Seller explicitly releases Purchaser from any liability and/or responsibility based upon any assistance provided to Seller under this
Section 7.4 other than liability and responsibility resulting from Purchaser's intentional and malevolent misconduct.

            7.5 Collection of Receivables. Upon Seller's written request, Purchaser shall, after the Closing, use all reasonable efforts to assist Seller in the collection of receivables arising from Seller's operation of the Business and shall cooperate with Seller in providing information or other assistance with respect to any claim against Seller with respect to Seller's operation of the Business. Purchaser shall promptly take all steps necessary to meet the requirements of the USDA with respect to the Designated USDA Contracts at no charge to Seller or the USDA; provided, however, in the event that Seller and the USDA agree subsequent to the Closing Date to an amendment to the Designated USDA Contracts, Purchaser may charge Seller or the USDA for work required to meet specifications or requirements arising solely from such subsequent amendment.

            7.6 Maintenance of and Access to Records. Seller and Purchaser shall, whenever reasonably requested by the other, permit the other to have access to and make copies of, all records relating to the Business which are retained by it in

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

accordance with this Agreement. Purchaser and Seller shall preserve and maintain all material books and records relating to the Business for at least five years after the Closing Date.

            7.7 Litigation. Seller will defend any pending or threatened assessment, litigation, claim or proceeding relating to the Business as operated by Seller prior to the Closing Date, or the ownership, possession, use or sale of the Acquired Assets prior to the Closing Date whenever such claim is asserted and whether or not such claim is asserted against Purchaser or Seller. Seller shall defend and/or settle any such litigation, claim or proceeding at its own cost and expense, and shall make such payments as may be necessary as a result thereof. Purchaser shall give prompt notice to Seller of the assertion of any such claim, or the commencement of any action, suit or proceeding and will provide to Seller such information with respect thereto as may be reasonably requested, but no failure to give such notice shall relieve Seller of any liability hereunder, except to the extent Seller suffers actual prejudice thereby.

            7.8 Non-Compete. Until January 1, 2001, Seller shall not with its current resources internally develop insect pheromone products that are competitive with the products identified in Schedule 1.2(g). Notwithstanding the foregoing, Seller shall not be prohibited or otherwise restricted from conducting or expanding the business or operation of any business or operation Seller may acquire or become affiliated with provided, however, for a period of two years after the date of this Agreement, Seller shall not acquire or become affiliated with any company or other entity that is engaged solely in the development and sale of insect pheromone products.

            7.9 Third Party Consents. Seller and Purchaser shall cooperate to obtain any consent or approval of a third party required for the transfer of Seller's rights under the contracts, leases and other agreements
identified in Schedule 3.3   In the event that the parties do not obtain any
consent or approval required to transfer any of the Contracts from Seller to Purchaser such rights shall be deemed not to have been transferred pursuant to this Agreement and the parties shall enter into a reasonable arrangement that shall be designed to provide to Purchaser the benefits as well as the detriments and obligations of such Contract after the Closing Date, the consideration for which shall be the purchase price recited in Section 1.5 hereof.

            7.10 Confidentiality. Seller agrees that it shall not use or disclose to any third party the confidential and proprietary manufacturing standard operating procedures of the Business (the "Confidential Procedures"). Notwithstanding the foregoing, the term "Confidential Procedures" shall not include information that (i) has not been treated as confidential information by Seller; (ii) becomes available to the public other than as a result of a disclosure by Seller; (iii) becomes available to Seller from a source other than Purchaser or (iv) is required to be disclosed pursuant to a subpoena, court order or other rule or regulation.

            7.11 Payment of Pre-Closing Liabilities. Seller shall, consistent with its past practices and procedures, pay and discharge liabilities relating to the operation of the Business prior to the Closing Date that are not being assumed by Purchaser.

            7.12 Further Assurances. Seller and Purchaser shall each cooperate with the other to execute and deliver such agreements, instruments and documents and shall take such other reasonable action as may be reasonably necessary to effectuate the transactions contemplated by this Agreement including, without limitation, the execution by Seller of assignments that may be necessary to transfer the Intangible Assets to Purchaser.


                                 ARTICLE VIII

                               INDEMNIFICATION

            8.1 Indemnification of Purchaser by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Purchaser, its directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each an "Indemnified Purchaser Party") from and against any and all claims, losses, liabilities, legal actions, damages and expenses, including without limitation, legal fees and expenses (collectively, "Claims") incurred by or asserted against any of the Indemnified Purchaser Parties arising or relating to (i) the breach or failure to comply with any representation, warranty, covenant or obligation of Seller under this Agreement, or (ii) from the operations, assets, liabilities or activities of the Business prior to the Closing, other than Claims arising from or relating to the obligations assumed by Purchaser pursuant to Section 1.4.

            8.2 Indemnification of Seller by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless Seller, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each an "Indemnified Seller Party") from and against any and all Claims incurred by or asserted against any of the Indemnified Seller Parties arising or relating to (i) the breach or failure to comply with any representation, warranty, covenant or obligation of Purchaser under this Agreement, or (ii) from the operations, assets, liabilities or activities of the Business after the Closing.

            8.3   Notice.  Each party entitled to indemnification under this
Article VIII (an "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party who shall conduct the defense of such Claim or shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and that the Indemnified Party

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

may participate in such defense at its own expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII unless such failure is materially detrimental to the Indemnifying Party. No Indemnifying Party, in the defense of any Claim shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such Claim.

            8.4   Survival of Warranties and Representations.
Notwithstanding any provision of this Agreement to the contrary including, without limitation, the provisions of Sections 8.1 and 8.2 of this Agreement, all warranties and representations of Seller set forth in Article III and of Purchaser set forth in Article IV shall survive the date of execution of this Agreement for a period of one year and at the expiration of such period neither party shall have the right (i) to initiate any arbitration or other proceeding based upon any breach of such representations or warranties or
(ii) otherwise seek or obtain a remedy or other relief for any such breach.


                                  ARTICLE IX

                           TERMINATION OF AGREEMENT

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a)   The mutual consent of Seller and Purchaser; or

                  (b) Either Seller or Purchaser if the Closing has not occurred by the close of business on April 30, 1998 and if the failure to consummate the Closing on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any condition, undertaking or commitment provided for herein that is required to be fulfilled prior to or at Closing.

            9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no further effect, except that the provisions of Sections 10.2 and 10.8 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

                                  ARTICLE X

                              GENERAL PROVISIONS

            10.1 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given if delivered personally, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Seller, to:

                        Ecogen Inc.
                        2005 Cabot Boulevard West
                        Langhorne, PA  19047
                        Attention:  Chairman and Chief Executive Officer


                        with a copy to:

                        Ecogen-Bio Inc.
                        222 Delaware Avenue
                        Wilmington, Delaware  19801
                        Attention:  Chairman and Chief Executive Officer

                  (b)   if to the Purchaser, to:

                        Scentry Biologicals, Inc.
                        610 Central Avenue
                        Billings, Montana  59102
                        Attention:  President

            10.2 Expenses. Except as explicitly set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement shall be paid by the party, incurring such costs and expenses.

            10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            10.5 Waiver. Compliance with any provision of this Agreement may be waived only in writing signed by the party against which such waiver is sought to be enforced. No exercise of, or failure to exercise, any right hereunder and no partial or single exercise of any such right, shall operate as a waiver, or otherwise affect such exercise or any other exercise of that or any other right under this Agreement.

            10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Receipt of facsimile copies of signature pages hereof as between the recipient thereof and the party that executed such signature pages shall constitute delivery of such signature pages.

            10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including, without limitation, the Confidentiality Letter Agreement, dated February 26, 1998 between Ecogen Inc. and Mr. Michael Whalen.

            10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law principles or rules.

            10.9 Bulk Sales. The parties hereby waive compliance with the provisions of the "bulk sales laws" of any state which may be applicable to the transactions contemplated by this Agreement.

            10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties which consent may not be unreasonably withheld.

            10.11 Public Announcement. Each party shall inform the other parties of the proposed public announcement by each such party of the transactions contemplated by this Agreement and shall disclose to the other parties the proposed text of such announcement so as to allow the other parties the opportunity to consider and comment on the proposed text of the public announcement.

            10.12 Seller's Knowledge. For purposes of this Agreement, the term "to the Best Knowledge of Seller" shall mean the actual knowledge of the Chief Executive Officer or Chief Financial Officer of Ecogen.

            10.13 Purchaser's Knowledge. Each representation and warranty of Seller set forth in this Agreement shall be deemed to be qualified by all information within the actual knowledge of Purchaser, Michael Whalen, Jose Lopez or principals of Purchaser. Purchaser shall not have the right to assert a claim for breach of any representation or warranty of Seller that Purchaser, Michael Whalen, Jose Lopez or any principal of Purchaser had actual knowledge was false or inaccurate on the date of this Agreement or on the Closing Date.

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


            IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

                                   ECOGEN INC.


                                   By:  /s/ MARY E. PAETZOLD
                                      ----------------------------


                                   ECOGEN-BIO INC.


                                   By:  /s/ DANIEL P. MCCOLLOM
                                      ----------------------------


                                   SCENTRY BIOLOGICALS, INC.


                                   By: /s/ MICHAEL P. WHALEN
                                      ----------------------------



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